Exhibit (d)(xxix)
AMENDMENT NO. 4
TO THE
SUBADVISORY AGREEMENT
     This AMENDMENT NO. 4 TO THE SUBADVISORY AGREEMENT is effective as of July 20, 2009, by and between SUNAMERICA ASSET MANAGEMENT CORP. (formerly, AIG SunAmerica Asset Management Corp.), a Delaware corporation (the “Adviser”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Subadviser”).
W I T N E S S E T H:
     WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;
     WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated April 3, 2002, as amended December 2, 2002, February 14, 2005 and October 2, 2007 (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (the “Portfolios”) of the Trust, as listed on Schedule A of the Subadvisory Agreement;
     WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the International Equity Portfolio. The revised Schedule A is also attached hereto.

Fee Rate
(as a percentage of the average
daily net assets the Subadviser
Portfolio(s)	manages in the portfolio)
International Equity Portfolio	[OMITTED}
Subadviser shall manage the International Equity Portfolio assets and shall be compensated as noted above.

2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.
4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.
     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT CORP.

By:	/s/ PETER A. HARBECK

Name: Peter A. Harbeck
Title: President & CEO

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ CHRISTOPHER FURMAN

Name: Christopher Furman
Title: Vice President

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